[NN BALL & ROLLER, INC. LETTERHEAD]




                                           April 5, 1999

Dear Stockholder:

         You are cordially invited to attend the 1999 Annual Meeting of NN Ball & Roller, Inc., which will be held on May 13, 1999 at 10:00 a.m., local time, at the Renaissance Hotel Atlanta - Concourse, One Hartsfield Centre Parkway, Atlanta, Georgia 30354.

         The business to be conducted at the Annual Meeting is described in the attached Notice of Meeting and Proxy Statement. You are urged to read the Proxy Statement carefully before completing the enclosed proxy card. The Annual Meeting will include a report on the affairs of the Company presented by management and an opportunity for questions and comments by stockholders.

         To assure your representation at the meeting, please mark, date and sign the proxy card and return it in the enclosed envelope at your earliest convenience, whether or not you plan to attend the meeting. If you attend the Annual Meeting, you may revoke your proxy and vote in person if you so desire.

                                           Sincerely,



                                           Richard D. Ennen
                                           Chairman

                             NN BALL & ROLLER, INC.

                               800 TENNESSEE ROAD

                                 ERWIN, TN 27650


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

         Notice is hereby given that the Annual Meeting of Stockholders of NN Ball & Roller, Inc., a Delaware corporation, will be held on May 13, 1999, at 10:00 a.m., local time, at the Renaissance Hotel Atlanta - Concourse, One Hartsfield Centre Parkway, Atlanta, Georgia 30354, for the following purposes:

         (1) To elect two Class II directors, each to serve for a term of three years;

         (2) To consider and act upon a proposal that the stockholders approve an amendment of the Company's Stock Incentive Plan;

         (3) To consider and act upon a proposal that the stockholders ratify the selection of PricewaterhouseCoopers LLP as the Company's independent auditor for the fiscal year ending December 31, 1999; and

         (4) To conduct such other business as properly may come before the meeting.

         Details regarding these matters are contained in the accompanying Proxy Statement.

         Holders of record of the Common Stock at the close of business on March 19, 1999, are entitled to notice of and to vote at the Annual Meeting.

         Please mark, date and sign the enclosed proxy card and return it in the envelope provided. You may revoke your proxy at any time before the votes are cast at the Annual Meeting.

                                           By Order of the Board of Directors,



                                           William C. Kelly, Jr.

                                           Secretary

Erwin, Tennessee
April 5, 1999

                             NN BALL & ROLLER, INC.

                                 PROXY STATEMENT

                                       FOR

                       1999 ANNUAL MEETING OF STOCKHOLDERS


         Proxies are being solicited by the Board of Directors of NN Ball & Roller, Inc. (the "Company"), in connection with the annual meeting of stockholders to be held on May 13, 1999 (the "Annual Meeting"), for the purpose of considering and acting upon the matters set forth in the foregoing Notice of Annual Meeting of Stockholders (the "Notice"). Stockholders of record of the Company's common stock, par value $.01 per share ("Common Stock"), as of the close of business on March 19, 1999, will be entitled to vote at the meeting. On March 19, 1999 (the "Record Date"), 14,804,271 shares of Common Stock were issued and outstanding.

         The entire cost of the proxy solicitation is being paid by the Company. In addition to solicitation by mail, officers and employees of the Company, without additional remuneration, may solicit proxies by telephone, facsimile transmission or personal contact. Brokerage houses, banks, nominees, fiduciaries and other custodians will be requested to forward soliciting material to the beneficial owners of shares held by them of record and will be reimbursed by the Company for their expenses in so doing.

         The mailing address of the Company's executive office is 800 Tennessee Road, Erwin, Tennessee 37650. This Proxy Statement and the form of proxy will be mailed to stockholders on or about April 5, 1999.

VOTING; QUORUM; PROXIES

         Each share of Common Stock outstanding on the Record Date is entitled to one vote on each matter submitted to a vote of stockholders at the Annual Meeting. A quorum for the conduct of business is established when the holders of at least a majority of the outstanding shares of Common Stock entitled to vote in the election of directors are present at the meeting or are represented by proxy. Representatives of the Company will serve as inspectors of election for the Annual Meeting.

         Shares represented by a properly executed proxy will be voted at the Annual Meeting in the manner specified. In the absence of specific instructions, shares represented by a properly executed proxy will be voted for each of the nominees for election to the Board of Directors named herein, for the amendment to the Company's Stock Incentive Plan to increase by 500,000 the number of authorized shares under the Stock Incentive Plan to 1,625,000 and for the proposal to ratify the selection of PricewaterhouseCoopers LLP to serve as the Company's independent auditor for 1999.

         The Board of Directors does not now intend to bring before the Annual Meeting any matters other than those disclosed in the Notice, and it is not aware of any business that any other persons intend to bring before the Annual Meeting. Should any such matter requiring a vote of the stockholders arise, the enclosed form of proxy confers upon the persons named therein the discretionary authority to vote the shares represented by the proxy as they deem appropriate.

         A proxy may be revoked at any time before it is exercised by delivery to the Secretary of the Company of a written revocation or a subsequently dated proxy and will be deemed revoked if the stockholder votes in person at the Annual Meeting.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

SECURITY OWNERSHIP OF MANAGEMENT

         The following table shows, as of March 19, 1999, the beneficial ownership of Common Stock by each director, each executive officer named in the Summary Compensation Table, and all directors and executive officers as a group, in each case as reported to the Company by such persons.


              NAME AND ADDRESS OF                        NUMBER OF SHARES                 PERCENTAGE
             BENEFICIAL OWNER (1)                     BENEFICIALLY OWNED (2)        BENEFICIALLY OWNED (3)
             --------------------                     ----------------------        ----------------------
Richard D. Ennen ...................................         2,843,420                      19.2%

Michael D. Huff ....................................           639,217(4)                    4.3%

Charles I. Edmisten ................................           443,553(5)                    3.0%

G. Ronald Morris ...................................                 0                      *

Frank T. Gentry ....................................            47,761(6)                   *

Roderick R. Baty ...................................            92,395(7)                   *

Michael E. Werner ..................................             5,287(8)                   *

Steven T. Warshaw ..................................             2,000                      *

David L. Dyckman ...................................                 0                      *

All directors and executive officers as a group ....         4,083,983                     27.6%

------------------------
*        Less than 1%

(1) The address of the beneficial owner is c/o NN Ball & Roller, Inc., 800 Tennessee Road, Erwin, Tennessee 37650.

(2) Beneficial ownership for this purpose has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and is based on the possession of either sole or shared power to vote or to direct the voting of, or sole or shared power to dispose or to direct the disposition of, the shares of Common Stock indicated. Beneficial ownership as determined in this manner does not necessarily mean that such person has or shares in the economic benefits associated with ownership of the shares of Common Stock. Except as otherwise indicated, each person has reported that he or she has sole voting and sole dispositive power with respect to the shares of Common Stock shown as beneficially owned.

(3) The percentage shown as beneficially owned by each person or group represents the total number of shares of Common Stock shown in the adjacent column divided by the sum of (i) the number of issued and outstanding shares of Common Stock as of March 19, 1999, and (ii) all shares of Common Stock, if any, issuable upon the exercise of stock options held by such person (but no other person) or group, as applicable, that were exercisable on March 19, 1999, or which will become exercisable within 60 days thereafter.

(4) Includes 225,000 shares of Common Stock registered in the name of Mr. Huff's wife.

(5) Includes 10,800 shares of Common Stock that Mr. Edmisten holds as an option to purchase and 9,000 shares of Common Stock registered in the name of Mr. Edmisten's wife.

(6) Includes 16,200 shares of Common Stock that Mr. Gentry holds an option to purchase.

(7) Includes 90,000 shares of Common Stock that Mr. Baty holds an option to purchase.

(8) Includes 4,287 shares of Common Stock registered in the name of Mr. Werner's wife.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

         The following table sets forth, as of December 31, 1998, the number of shares of the Company's Common Stock beneficially owned by the only parties known to the Company's management to own more than 5% of the Company's Common Stock (other than Richard D. Ennen, for whom information is shown on the preceding table).


              NAME AND ADDRESS OF                       NUMBER OF SHARES                 PERCENTAGE
               BENEFICIAL OWNER                      BENEFICIALLY OWNED (1)        BENEFICIALLY OWNED (2)
              -------------------                    ----------------------        ----------------------

Wellington Management Company, LLP ................         1,429,450(3)                    9.6%
75 State Street
Boston, MA  02109

Deprince, Race & Zollo, Inc. ......................         1,009,200(4)                    6.8%
201 S. Orange Avenue
Suite 850
Orlando, FL  32801

Capital Guardian Trust Company ....................           885,200(5)                    6.0%
1110 Santa Monica Boulevard
Los Angeles, CA 90025

Neuberger & Berman ................................           832,101(6)                    5.6%
605 Third Avenue
New York, NY  10158

Royce & Associates, Inc. ..........................           828,400(7)                    5.6%
1414 Avenue of the Americas
New York, NY  10019


(1) Beneficial ownership for this purpose has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and is based on the possession of either sole or shared power to vote or to direct the voting of, or sole or shared power to dispose or to direct the disposition of, the shares of Common Stock indicated. Beneficial ownership as determined in this manner does not necessarily mean that such person has or shares in the economic benefits associated with ownership of the shares of Common Stock.

(2) The percentage shown as beneficially owned by each person or group represents the total number of shares of Common Stock shown in the adjacent column divided by the sum of (i) the number of issued and outstanding shares of Common Stock as of March 19, 1999, and (ii) all shares of Common Stock, if any, issuable upon the exercise of stock options held by such person (but no other person) or group, as applicable, that were exercisable on March 19, 1999, or which will become exercisable within 60 days thereafter.

(3) Includes 733,750 shares for which Wellington Management Company, LLP, an investment adviser, reports shared voting power with the beneficial owners of such shares and 1,429,450 shares for which Wellington Management Company, LLP reports shared dispositive power with the beneficial owners of such shares. Wellington Management Company, LLP, holds all such shares on behalf of its clients and disclaims any economic interest in the shares.

(4) Deprince, Race & Zollo, Inc. reports sole voting power and sole dispositive power for all shares.

(5) Capital Guardian Trust Company reports sole voting power and sole dispositive power for all shares.

(6) Includes 597,101 shares for which Neuberger & Berman, a broker-dealer and investment adviser, reports sole voting power and 235,000 shares for which Neuberger & Berman reports shared voting power with the beneficial owners of 832,101 shares. Neuberger & Berman reports that it shares dispositive power with the beneficial owners of all 832,101 shares. Neuberger & Berman holds all such shares on behalf of its clients and disclaims any economic interest in the shares. Principal(s) of Neuberger & Berman, LLC, own 26,900 shares in its own personal securities accounts. Neuberger & Berman, LLC, disclaims beneficial ownership of these shares since they were purchased with each principal(s)' personal funds and each principal has exclusive dispositive and voting power over shares held in their respective accounts.

(7) Royce & Associates, Inc. reports sole voting power and sole dispositive power for all shares.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Under Section 16(a) of the Securities Exchange Act of 1934, as amended, each of the Company's directors and executive officers, and any beneficial owner of more than 10% of the Common Stock, is required to file with the Securities and Exchange Commission (the "SEC") initial reports of beneficial ownership of the Common Stock and reports of changes in beneficial ownership of the Common Stock. Such persons also are required by SEC regulations to furnish the Company with copies of all such reports.

         Based solely on its review of the copies of such reports furnished to the Company for the year ended December 31, 1998, and on the written representations made by such persons that no other reports were required, the Company is not aware of any instance of noncompliance with Section 16(a) by its directors, executive officers or owners of more than 10% of the Common Stock, except for one inadvertent late filing by each of Mr. Morris and Mr. Dyckman.

                              ELECTION OF DIRECTORS

         The Company's Certificate of Incorporation provides for the division of the Board of Directors into three classes: Class I, Class II and Class III. Only one class of directors is elected at each annual meeting. Each director so elected serves for a three-year term and until his or her successor is elected and qualified, subject to such director's earlier death, resignation or removal. Directors are elected by a plurality of the votes cast. Cumulative voting for the election of directors is not permitted.

NOMINEES

         Two Class II directors will be elected to the Board of Directors at the Annual Meeting. The Company has nominated for election G. Ronald Morris and Steven T. Warshaw, each of whom currently is a director. Each of the nominees has indicated a willingness to continue to serve as a director if elected, but if either of them shall decline or be unable to serve, the persons named as proxies intend to vote all shares in favor of the election of such other person who may be nominated as a replacement by the Board of Directors. If no such other person is nominated as a replacement, the Board of Directors will reduce the number of directors to be elected at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES.

INFORMATION ABOUT THE DIRECTORS

         The following table sets forth the names of each current director (including the nominees for election), their age, their years of service as a director, the year in which their current term expires and their current positions with the Company. The table is followed by a more detailed biographical description for each director.


                                                      DIRECTOR        TERM
NAME                                       AGE         SINCE         EXPIRES     POSITIONS WITH THE COMPANY
----                                       ---        --------       -------     --------------------------

Richard D. Ennen . . . . . . . . . .       71           1980          2000       Chairman of the Board and Director
Roderick R. Baty . . . . . . . . . .       45           1995          2000       Chief Executive Officer, President
                                                                                 and Director
Michael D. Huff . . . . . . . . . . .      51           1980          2001       Director
Michael E. Werner . . . . . . . . .        54           1995          2001       Director
G. Ronald Morris . . . . . . . . . .       62           1994          1999       Director
Steven T. Warshaw . . . . . . . . .        50           1997          1999       Director


         Richard D. Ennen is the principal founder of the Company and has been the Chairman of the Board and a director of the Company since its formation in 1980. He served as Chief Executive Officer of the Company from its inception until 1997 and as President of the Company from its inception until 1990. In recent years, Mr. Ennen has focused on the development and implementation of the Company's business strategy rather than the day-to-day operations of the Company. Prior to forming the Company, Mr. Ennen held various management and executive positions with Hoover Precision Products, Inc. (formerly Hoover Universal, Inc.), a division of Tsubakimoto Precision Products Co. Ltd, including Corporate Vice President and General Manager of the ball and roller division. Mr. Ennen has over 40 years of experience in the anti-friction bearing industry.

         Roderick R. Baty became President and Chief Executive Officer in July 1997. He joined the Company in July 1995 as Vice President and Chief Financial Officer and was elected to the Board of Directors to fill a vacant seat in August 1995. Prior to joining the Company, Mr. Baty served as President and Chief Operating Officer of Hoover Precision Products from 1990 to January 1995, and as Vice President and General Manager of Hoover Precision Products from 1985 to 1990.

         Michael D. Huff has served as a director of the Company since its formation in 1980 and as a consultant to the Company since January 1995. From 1980 until his retirement in January 1995, Mr. Huff served as the Chief Financial Officer, Treasurer and Secretary of the Company. Before joining the Company, Mr. Huff served as a division controller of Hoover Precision Products, Inc. from 1975 until 1980. Mr. Huff is a member of the American Institute of Certified Public Accountants and the Tennessee Society of Certified Public Accountants.

         Michael E. Werner is a management consultant with Werner Gershon Associates, a management consulting firm specializing in manufacturing companies that Mr. Werner co-founded in 1982. During the five years prior to starting his business, Mr. Werner served as Director of Strategic Planning and Business Development for the Uniroyal Chemical Company. He also has held positions with the New York Central Company, Western Electric Company and the Continental Group.

         G. Ronald Morris has served as President, Chief Executive Officer and director of Western Industries, Inc., a contract manufacturer of metal and plastic products, since July 1991. From 1989 to 1991, Mr. Morris served as Chairman of the Board of Integrated Technologies, Inc., a manufacturer of computer software, and from 1988 to 1989, he served as Vice Chairman of Rexnord Corporation, a manufacturer of mechanical power transmission components and related products, including anti-friction bearings. From 1982 to 1988, Mr. Morris served as President and Chief Executive Officer of PT Components, Inc., a manufacturer of mechanical power transmission components and related products that was acquired by Rexnord Corporation in 1988.

         Steven T. Warshaw has served as Senior Vice President of Photronics, Inc., a global supplier to the semiconductor industry since February 1999. From 1996 to 1999, he served as President of Olin Microelectronic Materials, a company supplying technologically advanced chemicals, products, and services to semiconductor manufacturers. Prior to his current position, Mr. Warshaw served in a variety of positions at Olin since 1974, including President of OCG Microelectronic Materials and Vice President of Olin's Chemicals Division.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Michael E. Werner, a director of the Company, is a principal of Werner Gershon Associates, which was retained by the Company to help develop a long-range business strategy. Over a four-month period in 1997 and 1998, Werner Gershon Associates worked with the Company to study their markets and competitors, and defining new business opportunities. The result of this work was a long-range business plan. The Company paid Werner Gershon Associates approximately $115,000 for its services.

STOCKHOLDERS AGREEMENT

         The Company and the persons who were stockholders of the Company prior to its initial public offering are parties to an agreement which provides that, so long as the Ennen family continues to hold at least 10 percent of the Common Stock, in the event that Mr. Ennen for any reason ceases to serve as a director of the Company, such individuals will vote their shares of Common Stock in favor of a director nominee who is designated by the Ennen family. To the Company's knowledge, as of March 19, 1999, members of the Ennen family held, in the aggregate, approximately 21.6 percent of the outstanding shares of Common Stock, and the other parties to the Agreement held, in the aggregate, approximately
13.3 percent of the outstanding shares of Common Stock.

COMPENSATION OF DIRECTORS

         Directors who are not employees of the Company are paid an annual retainer of $15,000 and a fee of $1,000 for each Board or Committee meeting attended, except that directors do not receive fees for attendance at Committee meetings held on the same day as a Board meeting. Directors who are employees of the Company do not receive any compensation for their service as directors. Directors may elect to defer some or all of the compensation they are provided by the Company. In addition, each Director who is not an employee of the Company received 5,000 stock options on December 7, 1998. The exercise price of the options was $6.375 per share, which was the closing price of the stock on Nasdaq on the date the option was granted. The term of the options is ten years from the date of grant. One third of these options vest on December 7, 1999, two thirds vest on December 7, 2000, and the balance of the options become vested on December 7, 2001. In the event of termination of service due to death or disability, the options become fully vested. The Company also reimburses all directors for out-of-pocket expenses incurred in attending Board and Committee meetings.

COMMITTEES OF THE BOARD

         AUDIT COMMITTEE. The Audit Committee of the Board of Directors consists of G. Ronald Morris, Michael E. Werner, and Steven T. Warshaw. The Audit Committee is responsible for recommending the independent certified public accountants to be selected by the Board of Directors to conduct the annual audit of the books and accounts of the Company and for reviewing the adequacy and effectiveness of the internal auditing, accounting and financial controls of the Company with the independent certified public accountants and the Company's internal financial and accounting staff. The Audit Committee met two times in 1998.

         COMPENSATION COMMITTEE. The Compensation Committee of the Board of Directors consists of G. Ronald Morris, Michael E. Werner, and Steven T. Warshaw. The Compensation Committee is responsible for reviewing and approving the Company's executive compensation policies and practices and supervising the administration of the Company's employee benefit plans, including the NN Ball & Roller, Inc. Stock Incentive Plan. The functions of the Compensation Committee are discussed in further detail in the section entitled "Report of the Compensation Committee" herein. The Compensation Committee met four times in 1998.

         The Board of Directors does not have a nominating committee.

ATTENDANCE AT BOARD AND COMMITTEE MEETINGS

         The Board of Directors held five meetings in 1998. Each director of the Company was present for all of the meetings of the Board of Directors and each Committee on which such director served.

                             EXECUTIVE COMPENSATION

         The following table sets forth for the years ended December 31, 1996, 1997 and 1998, certain information concerning the compensation paid for services rendered in all capacities by the Company, to each individual who served as the Chief Executive Officer and to each of the other most highly compensated executive officers of the Company whose annual salary and bonus in 1998 exceeded $100,000 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE


                                                                                               LONG-TERM
                                                                                              COMPENSATION
                                                                                                 AWARDS
NAME AND                                                       ANNUAL COMPENSATION (1)        ------------         ALL OTHER
PRINCIPAL                                                      -----------------------          OPTIONS/         COMPENSATION
POSITION                                            YEAR       SALARY ($)    BONUS ($)          SARS (#)            ($) (2)
--------                                            ----       ----------    ---------        ------------       ------------
Roderick R. Baty ................................   1998        200,000             0                 0            1,196(3)
 Chief Executive Officer/President                  1997        154,063        20,000                 0              712
                                                    1996        120,016        30,000                                643

Richard D. Ennen ................................   1998        200,000             0                 0           47,408(3)(4)
 Chairman                                           1997        174,720        20,000                 0           46,587
                                                    1996        163,488             0                 0           50,421

Frank T. Gentry .................................   1998        114,000             0                 0              733(3)
 Vice President--Manufacturing                      1997        106,307        13,000                 0              612
                                                    1996        100,546        17,000            15,000              603

Charles L. Edmisten .............................   1998        105,020             0                 0            1,105(3)
 Vice President                                     1997        105,020        10,000                 0              317
                                                    1996        101,030        16,000            18,000              294

------------------------

(1) None of the above-named executive officers received perquisites or other personal benefits in excess of the lesser of $50,000 or 10% of such individual's salary plus annual bonus.

(2) For all named executives other than Mr. Ennen, amounts for 1998 include $500 in Company matching contributions under a "401(k)" savings plan that is open to substantially all of the Company's employees and officers who have met certain service and age requirements.

(3) Amounts reported for 1998 include $696, $9,023, $233, and $605, in premiums paid by the Company for supplemental life insurance for the benefit of Messrs. Baty, Ennen, Gentry and Edmisten.

(4) This amount for 1998 includes of $38,385 in premiums paid by the Company on a $1,200,000 life insurance policy for Mr. Ennen, the proceeds of which are payable to his named beneficiaries.

         The following table sets forth certain information concerning stock option exercises during 1998 and option values at year-end, with respect to stock options granted to the executive officers named in the Summary Compensation Table.

                       AGGREGATED OPTION EXERCISES IN 1998
                           AND YEAR-END OPTION VALUES



                                                                                                    VALUE OF UNEXERCISED
                                                                                                        IN-THE-MONEY
                                                                       NUMBER OF UNEXERCISED              OPTIONS
                                         SHARES                       OPTIONS AT YEAR-END (#)        AT YEAR-END ($)(1)
                                      ACQUIRED ON        VALUE             EXERCISABLE/                 EXERCISABLE/
NAME                                  EXERCISE (#)   REALIZED ($)          UNEXERCISABLE               UNEXERCISABLE
----                                  ------------   ------------     -----------------------       --------------------
Roderick R. Baty .................         0              --               90,000/60,000                    --

Richard D. Ennen .................         0              --                     0                          --

Frank T. Gentry ..................         0              --               16,200/23,550                    --

Charles I. Edmisten ..............         0              --               10,800/7,200                     --


------------------------

(1) On December 31, 1998, the exercise price of all options exceeded the market price of the Common Stock.

EMPLOYMENT AGREEMENT WITH MR. BATY

         Mr. Baty has a written agreement to serve as President and Chief Executive Officer until July 31, 1999 which extends automatically for successive one-year terms unless either party gives notice of termination. The Company may terminate the employment of Mr. Baty with or without cause, but if terminated without cause, Mr. Baty would continue to receive his annual salary, paid on a monthly basis, for one year from the date of termination. Mr. Baty has also agreed to a non-competition agreement that ends two years after the conclusion of his employment with the Company.

EMPLOYMENT AGREEMENT WITH MR. GENTRY

         Mr. Gentry has a written employment agreement to serve as Vice President - Manufacturing until March 31, 2000 that extends automatically for successive one-year terms unless either party gives notice of termination. The Company may terminate Mr. Gentry's employment with or without cause, but if Mr. Gentry is terminated without cause, he would continue to receive his annual salary, paid on a monthly basis, for one year from the date of termination. Mr. Gentry has also agreed to a non-competition agreement that ends two years after the conclusion of his employment with the Company.

                      REPORT OF THE COMPENSATION COMMITTEE

         The Compensation Committee of the Board of Directors is responsible for the oversight of the Company's compensation policies. The membership of the Compensation Committee during 1998 consisted of G. Ronald Morris, Michael E. Werner and Steven T. Warshaw. The report of the Committee on executive officer compensation for 1998 is set forth below.

COMPENSATION PRINCIPLES

         The goal of the Company is to structure its compensation arrangements for executive officers in a manner that will promote the Company's profitability and enhance stockholder value. In designing its compensation arrangements to achieve this goal, the Company is guided by the following objectives:

-- attracting and retaining qualified and dedicated executives who are essential to the long-term success of the Company;

-- providing compensation packages that are competitive with the compensation arrangements offered by comparable companies, including the Company's competitors;

-- tying a significant portion of an executive officer's compensation to the Company's and the individual's performance; and

-- directly aligning the interests of management with the interests of the stockholders through stock-based compensation arrangements.

In 1998, the components of the Company's executive compensation arrangements consisted of salary, cash bonuses and stock option awards pursuant to the Stock Incentive Plan.

EXECUTIVE OFFICER COMPENSATION

         As a general matter, the Company believes that the interests of the Company and its stockholders are best served by maintaining a flexible approach to executive compensation. In this regard, the Company tends to rely on subjective criteria rather than a preestablished formula. The Committee currently is considering, however, the implementation of a more formal compensation structure whereby, for example, specific salary ranges would be prescribed for particular positions within the Company and bonus awards would be tied to preestablished criteria.

         In 1998, the Compensation Committee requested that Mr. Ennen, the Chairman of the Company, and Mr. Baty, the Chief Executive Officer of the Company, make recommendations as to the appropriate salary and number of stock options, if any, to be granted to each of the Company's executive officers. The Compensation Committee, following due consideration, adopted substantially all such recommendations. The Committee delegated authority to Mr. Baty to set the annual bonus amounts for each of the executive officers of the Company, other than Mr. Ennen and himself, without further formal approval by the Committee.

         SALARY. The salary level for the Company's executive officers generally is determined biannually. A base salary level is established for each executive officer by reference to salaries historically paid by the Company to its executive officers and to salaries paid to executive officers holding comparable positions with comparable companies in the Company's geographic region. From time to time the Company also consults published reports that compile salary and bonus information for small-to-medium sized companies (some but not all of which may be companies that comprise the Value Line Machinery Industry Stock Index the performance of which are presented in the "Stock Performance Graph"). The Company typically targets its base salary levels approximately at the midpoint of the competitive salary range. The target levels are then adjusted based on a number of subjective factors, including the executive's scope of responsibility and individual performance, and to maintain equity within the Company's overall salary structure.

         ANNUAL BONUS. Decisions regarding bonuses to executives are made annually. As with the Company's other compensation practices, the receipt of a bonus is dependent, for the most part, upon a subjective evaluation of corporate performance and of the contribution of the particular individual to the attainment of such performance. No bonuses were paid to the named executive officers in 1998.

         STOCK INCENTIVE PLAN. Prior to its initial public offering in 1994, the Company adopted the Stock Incentive Plan under which 1,125,000 shares of the Company's Common Stock have been reserved for issuance to executive officers and other key employees, as determined by the Compensation Committee. The Company awarded options to purchase, in the aggregate, 77,250 shares of Common Stock to five of its executive officers and other key employees during 1998. With respect to the options awarded, the Committee determined, on a subjective basis, and based upon the recommendations of Messrs. Ennen and Baty, that such awards were appropriate to reward such officers and other key employees for superior performance and to provide financial incentives for such officers and employees to continue to perform in a superior manner. No awards were made to the Named Executive Officers in 1998.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

         The Company's decisions regarding compensation of its Chief Executive Officer are guided by the same policies and considerations that govern compensation of the Company's other executive officers. Mr. Baty's salary was set at a level that the Committee, after consideration of Mr. Ennen's recommendation, determined was appropriate in light of the Company's performance.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended, precludes any public corporation from taking a deduction for compensation in excess of $1 million paid to its chief executive officer or any of its other executive officers. Certain performance-based compensation, however, is exempt from the deduction limit. No formal policy has been adopted by the Company with respect to minimizing the risk that compensation paid to its executive officers will exceed the deduction limit. The Company does not anticipate that any compensation paid to its executive officers in 1999 will exceed the limit imposed by Section 162(m).

                                      G. Ronald Morris
                                      Michael E. Werner
                                      Steven T. Warshaw

                                PERFORMANCE GRAPH

         The following graph compares the cumulative total stockholder return on the Company's Common Stock (consisting of stock price performance and reinvested dividends) from March 14, 1994, the date of the initial public offering of the Common Stock, with the cumulative total return (assuming reinvestment of all dividends) of (i) the Value Line Machinery Industry Stock Index and (ii) the Standard & Poor's 500 Stock Index, for the period March 14, 1994 through December 31, 1998. The Value Line Machinery Industry Index is an industry index comprised of 49 companies engaged in manufacturing of machinery and machine parts, a list of which is available from the Company. The comparison assumes $100 was invested in the Company's Common Stock and in each of the foregoing indices on March 14, 1994. There can be no assurances that the performance of the Common Stock will continue in the future with the same or similar trend depicted on the graph.


[GRAPH}


                                                                  CUMULATIVE TOTAL STOCKHOLDER RETURN
                                     ----------------------------------------------------------------------------------------------
                                     MARCH 14, 1994   DEC. 31, 1994   DEC. 31, 1995   DEC. 31, 1996   DEC. 31, 1997   DEC. 31, 1998
                                     --------------   -------------   -------------   -------------   -------------   -------------
NN Ball & Roller, Inc .............      100.00          136.78          288.25          255.65          153.26          105.02
Value Line Machinery Index ........      100.00          100.77          138.56          170.78          227.79          292.49
Standard & Poor's 500 .............      100.00          100.50          142.41          181.14          277.39          236.98


                  APPROVAL OF AMENDMENT TO STOCK INCENTIVE PLAN

         The Company is submitting to a vote of the stockholders an amendment to the Company's Stock Incentive Plan (the "Plan") to increase the number of shares available for issuance pursuant to awards made under the Plan from 1,125,000 to 1,625,000.

         The Plan was adopted in connection with the Company's initial public offering in 1994. The Plan has a ten-year term. Under the Plan, the Company may grant various awards (including incentive stock options, nonqualified stock options, stock appreciation rights, limited stock appreciation rights, restricted shares, and other stock-based awards) to officers and key employees of the Company. Currently, there are approximately 50 employees eligible to participate in the Plan. The Plan is administrated by a committee appointed by the Board (the "Committee"). The Committee has authority, among other things, to determine who will receive a grant and the amount of an award under the Plan.

OPTIONS.

         No option granted under the Plan may have a term of greater than ten years from the date of grant and the option price per share may not be less than the fair market value of a share of the Company's Common Stock on the date of grant. If the grantee's service for the Company is terminated for any reason other than retirement, disability or death, options vested on the date of termination may only be exercised within three months of termination. A grantee whose service terminates because of retirement or disability has only 12 months from the date of termination to exercise his or her vested options. If the grantee's service for the Company is terminated because of death, or if the grantee dies after termination but while an option is exercisable, options held on the date of death are exercisable only within 24 months of the death. An option granted under the Plan may be either (i) an incentive stock option that complies with Section 422(b) of the Internal Revenue Code (an "Incentive Stock Option") or (ii) a nonqualified stock option, which term encompasses any stock option that does not qualify as an Incentive Stock Option (a "Nonqualified Stock Option").

STOCK APPRECIATION RIGHTS.

         The Company may also award stock appreciation rights ("SARs") under the Plan. An SAR may be issued in tandem with a stock option, or it may be issued independent of a stock option. An SAR entitles the holder to receive upon exercise cash in an amount equal to the difference between the market price of a share of Common Stock and the exercise price of the SAR. The Committee may impose a prohibition on the exercise of SARs for such periods as it may determine is in the best interest of the Company. The right of a grantee to exercise a tandem SAR shall be canceled if the shares subject to the SAR are purchased upon the exercise of the related option. A grantee's rights upon termination of service with regard to SARs are the same as a grantee's rights with regard to stock options under the Plan.

RESTRICTED SHARES.

         The Company may award restricted shares under the Plan. The Committee may determine the terms and conditions of each grant of restricted shares. To the extent required by law, the purchase price of a restricted share shall not be less than the par value per share of the Company's Common Stock on the date of grant. A grantee of a restricted share will have beneficial ownership of the shares, including the right to receive dividends and the right to vote. Restricted shares may not be transferred until the restrictions imposed by the Committee lapse or are removed. A grantee's rights to restricted shares terminates on his termination of employment with the Company, except as determined by the Committee.

OTHER AWARDS.

         The Company may grant other awards that are based on or related to the Company's Common Stock. Such awards may include phantom shares, performance units, or performance bonus awards.

TAX CONSEQUENCES OF OPTIONS.

         In general, a grantee of a Nonqualified Stock Option or an Incentive Stock Option will not recognize income on the grant of that option. When a grantee exercises a Nonqualified Stock Option and pays the purchase price of the shares, the grantee generally will recognize ordinary income (or loss) equal to the excess (or shortfall) of the fair market value of the stock on the exercise date over the purchase price of the stock. A grantee generally will not recognize income of purposes of regular federal income tax liability when he or she exercises an Incentive Stock Option, unless the employee makes a "disqualifying disposition" of the Incentive Stock Option shares.

         The Company generally will be entitled to a tax deduction in an amount equal to the ordinary income that a grantee recognizes under an option, provided that the amount qualifies as an ordinary and necessary business expense. The Company also will be entitled to a deduction in the amount of ordinary income that the grantee recognizes when he or she makes a so-called "disqualifying disposition" of Incentive Stock Option shares. The Company ordinarily will not be entitled to a deduction when it grants an option, or when the grantee exercises an Incentive Stock Option.

REASONS FOR THE AMENDMENT.

         When the Plan was adopted, it provided for the issuance of up to 500,000 shares of the Company's Common Stock. As a result of two 3-for-2 stock splits, this number was increased to 1,125,000 shares. The only awards that have been made under the Plan have consisted of Nonqualified Stock Options. Through the date of this proxy statement, approximately 1,060,000 shares have been issued or reserved for issuance upon the exercise of stock options granted under the Plan. Accordingly, only approximately 65,000 shares remain available for future awards. On March 18, 1999, the Board of Directors of the Company approved, subject to stockholder approval, an amendment to increase the number of shares of Common Stock authorized for issuance under the Stock Incentive Plan from 1,125,000 to 1,625,000. The fair market value of a share of the Company's Common Stock on March 19, 1999 was $5.375.

         The amendment has been proposed to assure that the Company has sufficient shares available under the Stock Incentive Plan to provide proper inducements to encourage grantees to either serve or remain employed with the Company, to perform in a superior manner, and to share in the future success of the Company's business. No awards have been made with respect to the shares of Common Stock that are subject to the proposed amendment. Because all awards under the Plan are subject to the discretion of the Committee, any future awards are not determinable at this time.

         Approval of the amendment requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock that are present in person or represented by proxy and entitled to vote at a meeting.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL

                      RATIFICATION OF SELECTION OF AUDITORS

         The firm of PricewaterhouseCoopers LLP has been selected by the Board of Directors as the Company's outside auditors for 1999. PricewaterhouseCoopers LLP has served as the independent auditors of the Company since 1990. Although it is not required to do so, the Board has determined that it is desirable to seek stockholders' ratification of the selection of PricewaterhouseCoopers LLP. If the Company's selection is not ratified by the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote at the meeting, the Board will reconsider its selection.

         A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement, if he or she so desires, and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

                       SUBMISSION OF STOCKHOLDER PROPOSALS

         Any stockholder proposal intended to be presented at next year's Annual Meeting must be received by the Company at its executive offices not later than December 6, 1999 in order to be considered for inclusion in the Company's proxy statement and form of proxy for such meeting. All notices should be sent to NN Ball & Roller, Inc., Attention: Secretary, 800 Tennessee Road, Erwin, Tennessee 37650. If the proposal is received by the Company 45 days or fewer prior to the anniversary of the mailing date of this proxy statement, the persons named as proxy in the Company's 2000 proxy materials will have the discretionary authority to vote on the proposal in accordance with their best judgement without disclosure in this proxy statement of how they indent to vote on the proposal.

                                  ANNUAL REPORT

         The Company's 1998 Annual Report to Stockholders, which includes its Annual Report on Form 10-K for the year ended December 31, 1998, is being mailed together with this Proxy Statement.

                                   By Order of the Board of Directors,



                                   William C. Kelly, Jr.

                                   Secretary

         STOCKHOLDERS ARE REQUESTED TO MARK, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE. YOUR PROMPT RESPONSE WILL BE HELPFUL, AND YOUR COOPERATION WILL BE APPRECIATED.

                             NN BALL & ROLLER, INC.
                               800 TENNESSEE ROAD
                             ERWIN, TENNESSEE 37650

   SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 13, 1999
 AT THE RENAISSANCE HOTEL - CONCOURSE, ONE HARTSFIELD CENTRE PARKWAY, ATLANTA,
                                 GEORGIA 30354

    The undersigned stockholder hereby appoints Richard D. Ennen, Roderick R. Baty and David Dyckman and each of them, with full power of substitution and revocation, the proxies of the undersigned to vote all shares registered in the name of the undersigned on all matters set forth in the proxy statement and on any other matters that may properly come before the Annual Meeting and all adjournments thereof.

    THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR EACH OF THE DIRECTOR NOMINEES, FOR THE AMENDMENT TO THE STOCK INCENTIVE PLAN AND FOR THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITORS.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE DIRECTOR NOMINEES, FOR THE AMENDMENT TO THE STOCK INCENTIVE PLAN AND FOR THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITORS.

Please mark your votes as indicated in this example  /X/

1.  Election of Directors.
   Nominees:  G. Ronald Morris, Steven T. Warshaw. For, except vote withheld from
the following nominee(s) _______________________________________________________

                                 / /  FOR                        / /  WITHHELD

                 (Continued and to be signed on the other side)

2. To approve the amendment to the Company's Stock Incentive Plan to increase the number of shares of Common Stock authorized for issuance under such plan from 1,125,000 to 1,625,000.

/ /  FOR                        / /  AGAINST                        / /  ABSTAIN

3. For ratification of the selection of PricewaterhouseCoopers LLP as independent auditors.

/ /  FOR                        / /  AGAINST                        / /  ABSTAIN
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EACH OF THE DIRECTOR NOMINEES, FOR THE AMENDMENT TO THE STOCK INCENTIVE PLAN AND FOR THE RATIFICATION OF THE SELECTION OF
PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITORS.

                                                 In their discretion, the
                                                 proxies are authorized to vote
                                                 upon such other matters as may
                                                 properly come before the
                                                 meeting.

                                                 Note:  Please sign exactly as
                                                 name appears hereon. Joint
                                                 owners should each sign. When
                                                 signing as an attorney,
                                                 executor, administrator,
                                                 trustee or guardian, please
                                                 give full title as such. If a
                                                 corporation, please sign in
                                                 full corporate name by
                                                 President or other authorized
                                                 officer. If a partnership,
                                                 please sign in partnership name
                                                 by authorized person.

                                                 SIGNATURE(S) __________DATE ___
                                                 SIGNATURE(S) __________DATE ___